RELEASE AGREEMENT

         THIS RELEASE AGREEMENT (this "Agreement") is made and entered into as of December 4, 2000, by and between SENSAR CORPORATION, a Nevada corporation ("Sensar"), and NET2WIRELESS CORPORATION (formerly Net2Wireless, Inc.) ("Net2Wireless"), based on the following:

                                    Recitals

         A. Sensar and Net2Wireless are parties to an Agreement dated December 8, 1999, as amended, a copy of which is attached hereto as Exhibit "A" (the "Original Agreement").

         B. As required by the terms of the Original Agreement, Sensar filed, and obtained the effectiveness of, a registration statement on Form S-4 that contained a Joint Proxy Statement/Prospectus with respect to the merger contemplated by the Original Agreement. The Joint Proxy Statement/Prospectus was mailed to the shareholders of Sensar and Net2Wireless on or about November 2, 2000.

         C. On November 20, 2000, Sensar was contacted by Nasdaq and informed that if Sensar proceeded with the merger, Nasdaq would commence delisting proceedings to remove the stock of the combined company from Nasdaq. Nasdaq's action was based on prior regulatory proceedings against an entity and two individuals associated with principal stockholders of Net2Wireless. Subsequent to November 20, 2000, the market price of Sensar stock declined below the level necessary for the stock of the combined company to be listed on Nasdaq.

         D. Representatives of Sensar and Net2Wireless met with Nasdaq on November 28, 2000, to present proposals addressing Nasdaq's concerns. Nasdaq rejected the proposals and indicated its intent to proceed with a delisting action in the event that the merger proceeded.

         E. Despite management's best efforts, Sensar may be unable to obtain the necessary proxies to approve the proposed merger.

         F. Based on the changed circumstances, the uncertainty surrounding the transaction, and the lack of shareholder support, the parties have agreed to the following, based on the terms and conditions set forth below.

                                    Agreement

         NOW, THEREFORE, based on the foregoing recitals, and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefit to the parties to be derived herefrom, it is hereby agreed as follows:

         1. Incorporation of Recitals. The recitals set forth above are hereby incorporated by this reference.

         2. Termination. The Original Agreement shall be deemed terminated as of the date of this Agreement and shall be of no further force and effect.

         3. Costs. Both parties shall bear their own costs and expenses incurred in connection with the transaction contemplated by the Original Agreement.

         4. Delivery by Net2Wireless. On the date of termination, Net2Wireless shall deliver to Sensar a certificate representing 2,000,000 shares of fully paid and non-assessable common stock of Net2Wireless and, on payment of $1,500,000 to Net2Wireless by Sensar (by wire transfer to Net2Wireless within five business days) an additional 1,000,000 shares of fully paid and non-assessable common stock. In addition, Net2Wireless shall deliver to Sensar warrants to purchase an additional 1,000,000 shares of common stock of Net2Wireless at any time prior to December 31, 2003, at an exercise price of $10 per share. The certificate(s) representing such stock and warrants shall bear a 144 legend reflecting the restricted nature of the securities. Sensar shall deliver to Net2Wireless a standard investment letter with respect to such stock. Net2Wireless agrees that Sensar will be given the same right to participate in any future registration, pari passu, as is given to directors and management of Net2Wireless, and will agree to sign and be bound by any lock up agreement with underwriters on the same terms as directors of Net2Wireless.

         5. Cancellation of Obligation. On the date of termination, and subject to the delivery of the stock and warrants as set forth in paragraph 4, Net2Wireless' obligation under the promissory note dated February 2, 2000, shall be cancelled and Net2Wireless shall not owe any further amounts to Sensar, either principal or interest, with respect to such note.

         6. Mutual Release. Each party hereto, for itself and its respective officers, directors, successors, assigns, and the affiliates of all or any of the foregoing, hereby releases, discharges, and acquits each other party, its officers, directors, agents, employees, stockholders, attorneys, accountants, successors, or assigns, or any affiliates of all or any of the foregoing, from and against any rights or obligation of the parties under the Original Agreement and any claim, demand, action, or cause of action of any kind or nature, whether known or unknown, which the parties now have or claim to have, or any time heretofore have claimed to have, or which may hereafter accrue, arising from, out of, or in any way connected with all prior agreements, arrangements, or transactions between the parties, except for any claim based on the rights and obligations set forth in this Agreement. Notwithstanding the other provisions of this Agreement, including the release set forth in this paragraph, the obligations and rights of the parties under the provisions of Sections 4.03(b) and (c) of the Original Agreement shall remain in full force and effect and nothing contained in this Agreement shall affect any right the parties may have to contribution or indemnification from the other party under such section with respect to actions brought by third parties.

         7. Confidentiality. Both parties agree that they shall prepare a mutually agreeable press release to be jointly issued. Notwithstanding the forgoing, any party shall have the right to make disclosure that is required by state or federal securities laws.

         8. Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their transferees and successors.

         9. Notices. All notices provided for by this Agreement shall be made in writing, (a) either by actual delivery of the notice into the hands of the parties entitled to notice, or (b) by the mailing of the notice in the United States mail to the address set forth below, certified or registered mail, postage prepaid, return receipt requested, or (c) by Federal Express, UPS, or other overnight carrier. The notice shall be deemed to be received in case (a) on the date of its actual receipt by the parties entitled thereto, in case (b) three (3) days after the date of deposit in the United States mail, and in case
(c) one day after delivery to the overnight courier. Any party hereto may, at any time by giving notice to the other party in the manner prescribed above, designate any other address in substitution of the address set forth below to which such notice shall be given.

                  If to Sensar, to:         Howard S. Landa
                                            Chairman of the Board and CEO
                                            Sensar Corporation
                                            50 West Broadway, Suite 501
                                            Salt Lake City, Utah 84101
                                            Facsimile:  (801) 350-0825
                                            Confirmation:  (801) 350-0587

                  With a copy to:           Keith L. Pope, Esq.
                                            Parr Waddoups Brown Gee & Loveless
                                            185 South State Street, Suite 1300
                                            Salt Lake City, Utah 84111-1537
                                            Facsimile:  (801) 532-7750
                                            Confirmation:  (801) 531-7840

                  If to Net2Wireless, to:   Nechemia Davidson
                                            Chief Executive Officer
                                            Net2Wireless Corporation
                                            10 Ha'amal Street
                                            Afek Park, Rosh Ha'ayim
                                            Israel 48092
                                            Facsimile:  011-972-3-915-8991
                                            Confirmation:  011-972-3-915-8989

                  With a copy to:           Richard H. Gilden, Esq.
                                            Brobeck, Phleger & Harrison LLP
                                            1633 Broadway, 47th Floor
                                            New York, New York 10019
                                            Facsimile:  (212) 586-7878
                                            Confirmation:  (212) 581-1600

         10. Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made, except by written agreement signed by the parties hereto.

         11. Waiver of Breach. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

         12. Governing Law. The laws of the state of Delaware shall govern the validity, construction, enforcement, and interpretation of this Agreement.

         13. Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party shall reimburse the non-reaching party for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein, including such costs which are incurred in any bankruptcy or appellate proceeding.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

                             Sensar:

                                           SENSAR CORPORATION


                                           By  /s/ Howard S. Landa
                                               -------------------------------
                                               Howard S. Landa
                                               Chairman of the Board and CEO


                          Net2Wireless:

                                           NET2WIRELESS CORPORATION

                                           By  /s/ David Rubner
                                               -------------------------------
                                               David Rubner
                                               Chairman of the Board